EXHIBIT 23.3



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated January 19, 2001 relating to the consolidated balance sheets of DTM Corporation and its subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, which appear on a Form 8-K/A of 3D Systems Corporation filed on November 5, 2001.


/s/ ERNST & YOUNG LLP

Austin, Texas
March 1, 2002